EX – 99. (h) (6)

RENEWAL OF TERMS TO REVOLVING CREDIT AGREEMENT

This RENEWAL OF TERMS TO REVOLVING CREDIT AGREEMENT (the “Renewal”) is entered into as of this 11th day of August, 2003 by and between MERCANTILE FUNDS, INC., a Maryland Corporation formerly known as M.S.D.&T. Funds, Inc. (the “Borrower”) and FIFTH THIRD BANK, an Ohio banking corporation (the “Bank”).

WHEREAS, the Borrower and the Bank entered into a certain Revolving Credit Agreement dated as of April 29, 1999 (the “Agreement”), whereby the Bank made available to the Borrower a revolving credit facility pursuant to which each Fund of the Borrower was authorized to borrow the aggregate amount of $25,000,000, provided, however, at no time could the aggregate Loans outstanding to the Funds exceed $25,000,000; and

WHEREAS, the Borrower has changed its name from M.S.D.&T. Funds, Inc. to Mercantile Funds, Inc.; and

WHEREAS, the Borrower and Bank mutually desire to renew and amend the terms of the Agreement as provided herein.

NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Modifications to Revolving Credit Agreement.

1.1. Except as otherwise defined herein, capitalized terms used and not defined herein shall have the meanings assigned to them in the Agreement as amended hereby.

1.2 The Agreement is hereby amended such that every reference to M.S.D.&T. Funds, Inc. shall be deleted and replaced with a reference to Mercantile Funds, Inc. f/k/a M.S.D.&T. Funds, Inc.

1.3 The definition of “Authorization Letter” contained in Section 1.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

“Authorization Letter” means the Amended and Restated Authorization Letter in the form attached as Exhibit 2.2(c) of the Renewal and incorporated herein by reference, as executed by the Borrower and any Investment Adviser from time to time on behalf of any Fund.

1.4 The definition of “Funds” contained in Section 1.1 of the Agreement is hereby amended as follows:

(a) As of the date of this Renewal, the definition of “Funds” contained in Section 1.1 of the Agreement is hereby amended and restated as follows:

“Funds” means the Capital Opportunities Fund, Diversified Real Estate Fund, Equity Growth Fund, Equity Income Fund, Government Money Market Fund, Growth & Income Fund, Intermediate Tax-Exempt Bond Fund, International Equity Fund, Limited Maturity Bond Fund, Maryland Tax-Exempt Bond Fund, National Tax-Exempt Bond Fund, Prime Money Market Fund, Tax-Exempt Money Market Fund, Total Return Bond Fund, each of which is a separate investment portfolio of the Borrower.

(b) As of September 30, 2003, the definition of “Funds” contained in Section 1.1 of the Agreement shall be amended and restated as follows:

“Funds” means the Capital Opportunities Fund, Diversified Real Estate Fund, Equity Growth Fund, Equity Income Fund, Government Money Market Fund, Growth & Income Fund,

Intermediate Tax-Exempt Bond Fund, International Equity Fund, Limited Maturity Bond Fund, Low Duration Bond Fund, Maryland Tax-Exempt Bond Fund, National Tax-Exempt Bond Fund, Prime Money Market Fund, Tax-Exempt Money Market Fund, Total Return Bond Fund, each of which is a separate investment portfolio of the Borrower.

1.5 The definition of “Investment Adviser” contained in Section 1.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

“Investment Advisers” means, collectively, Mercantile Capital Advisers, Inc., Delaware Management Company, Morgan Stanley Investment Management Limited, Julius Baer Investment Management, Inc., and Boyd Watterson Asset Management, LLC.

1.6 The definition of “Loan Documents” contained in Section 1.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

“Loan Documents” means this Agreement as amended by the Renewal, the Amended and Restated Note, the Amended and Restated Pledge Agreement, the Amended and Restated Authorization Letter and any and all other documents or instruments executed in connection with any of the foregoing, as may be amended from time to time.

1.7 Section 1.1 of the Agreement is hereby amended to include the following definition of “Renewal” as follows:

“Renewal” means the Renewal of Terms to Revolving Credit Agreement dated as of August 11, 2003.

1.8 Section 2.5 of the Agreement is hereby amended and restated to read in its entirety as follows:

2.5 Term of Facility. The Term of the Facility shall be determined as follows:

(a) Automatic Renewal of Expiration Date. Except as otherwise provided in this Section 2.5, the term of the Facility shall continue, unless sooner terminated as provided herein, in effect until August 1, 2004 (the “Expiration Date”). The Facility shall be automatically extended for successive one-year terms and the Expiration Date shall be automatically reset to August 1st of the year following the then current Expiration Date unless on or before the May 31st that immediately precedes the current Expiration Date, the Bank shall give written notice of non-extension, in which event the Expiration Date shall not be automatically extended. The Bank may decide in its sole discretion whether or not to issue a written notice of non-extension. On or before the Expiration Date, the entire outstanding principal balance of the Note, and all accrued interest, shall become due and payable in the event that any principal or accrued interest has not been previously repaid.

(b) Final Expiration Date. Notwithstanding the foregoing, on or after May 31, 2010, the Bank shall give the Borrower written notice that Facility shall expire sixty (60) days from the date set forth on the written notice (the “Final Expiration Date”), and the entire outstanding principal balance of the Note, and all accrued interest, shall become due and payable not later than the Final Expiration Date in the event that any principal or accrued interest has not been previously repaid. Upon giving of written notice of the Final Expiration Date, the Bank shall have no obligation to extend the term of the Facility beyond the Final Expiration Date.

(c) Termination of the Custody Agreement. This Facility shall automatically terminate upon the termination of the Custody Agreement except upon the simultaneous execution by Bank and Borrower of a substantially identical custody agreement in replacement thereof. Until all Obligations have been fully repaid and this Agreement has terminated, Bank shall retain its security interest in all collateral, then existing or arising thereafter, pledged to Bank pursuant to the Pledge Agreements and as identified in the Reports of Pledged Securities.

1.9 Section 3.7 of the Agreement is hereby amended and restated to read in its entirety as follows:

3.7 Representations in Exhibit 3.7. The representations and warranties set forth in Exhibit 3.7 to this Renewal, the Specific Representations Exhibit, are true and correct. Except as otherwise permitted hereunder, neither Borrower nor any Fund shall change its name, the state of its formation, or transfer its executive offices to any location other than as specified in that Exhibit.

Section 2. Conditions.

2.1. This Renewal shall be effective as of the date hereof, subject to the satisfaction of the conditions precedent set forth in this Section 2.

2.2. Borrower shall duly execute and deliver to Bank on behalf of the Funds the following documents:

(a) the Amended and Restated Promissory Note in the form attached as Exhibit 2.2(a) hereto in the principal amount of $25,000,000 (the “Amended and Restated Note”);

(b) the Amended and Restated Pledge Agreement in the form attached hereto as Exhibit 2.2(b); and

(c) an Amended and Restated Authorization Letter in the form attached hereto as Exhibit 2.2(c) for each Investment Adviser.

2.3. Borrower shall execute and deliver to Bank, in addition to this Renewal, the Amended and Restated Note, the Amended and Restated Pledge Agreement, the Amended and Restated Authorization Letter, the following documents in form and substance satisfactory to Bank:

(a) an Officer’s Certificate of Borrower containing the representations and warranties set forth in Exhibit 2.3(a) hereto and otherwise acceptable to Bank;

(b) a Certificate of Borrower substantially in the form attached as Exhibit 2.3(b) hereto; and

(c) such additional information and materials as Bank may reasonably request.

2.4 On or before September 30, 2003, Borrower shall execute and deliver to the bank an amendment to the Custody Agreement to include the Low Duration Bond Fund in a form acceptable to the Bank, along with any additional information regarding the Low Duration Bond Fund as the Bank may reasonably request.

Section 3. Miscellaneous Provisions.

3.1. Borrower hereby ratifies and agrees that except for this Renewal, all provisions of the Agreement and all other agreements and instruments executed by Borrower in connection with the Agreement remain in full force and effect.

3.2. This Renewal is an instrument in writing as contemplated by Section 8.3 of the Agreement, it may be executed in counterparts, each of which will be an original and all of which will constitute a single Agreement, and upon the satisfaction of the conditions precedent set forth in Section 2, is effective to modify the Agreement as set forth herein.

3.3. From and after the effective date of this Renewal, all references to the Agreement and all references to the Notes, in the Agreement and in each of the other Loan Documents shall be deemed to be references to the Agreement and/or the Note, respectively, as amended pursuant to this Renewal.

3.4. This Renewal shall be binding upon and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto; however, neither Borrower nor Bank may assign any of its respective rights or delegate any of its respective obligations hereunder without the prior written consent of the other.

3.5. Bank and Borrower expressly agree that the obligations of Borrower hereunder, and under the Agreement, shall not be binding upon any of Borrower’s directors, shareholders, nominees, officers, agents or employees personally. The execution and delivery of this Renewal has been authorized by Borrower’s directors, and this Renewal has been signed and delivered by an authorized officer of Borrower, acting as such, and neither such authorization by the directors nor such execution and delivery by the directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower and Bank have executed this Renewal of Terms to Revolving Credit Agreement by their duly authorized officers as of the date first above written.

MERCANTILE FUNDS, INC. f/k/a
M.S.D. & T. FUNDS, INC.

By	/s/ John J. Pileggi
John J. Pileggi
Its:	President

FIFTH THIRD BANK

By	/s/ Jennifer Schwartz

Its:	Assistant Vice President

STATE OF Maryland	)
) ss:
CITY OF Baltimore		)

BEFORE ME Judith Schaefer, a Notary Public in and for said County and State, personally appeared John J. Pileggi, the President of Mercantile Funds, Inc. f/k/a M.S.D.&T. Funds, Inc., a Maryland corporation, who acknowledged that he did sign the foregoing instrument and that the same is his free act and deed as such officer and is the free act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this 21 day of August, 2003.

/s/ Judith Schaefer
Notary Public

STATE OF OHIO	)
) ss:
COUNTY OF HAMILTON	)

BEFORE ME, a Notary Public in and for said County and State, personally appeared                     , the                      of Fifth Third Bank, an Ohio corporation, who acknowledged that he did sign the foregoing instrument and that the same is his free act and deed as such officer and is the free act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this              day of August, 2003.

Notary Public

EXHIBIT 2.1

LIST OF AUTHORIZED REPRESENTATIVES

In accordance with Section 2.1(b) of that certain Revolving Credit Agreement dated April 29, 1999, as amended by the Renewal to Revolving Credit Agreement dated August 11, 2003, between Mercantile Funds, Inc. (the “Borrower”) and Fifth Third Bank (the “Bank”), Borrower hereby authorizes Bank to act upon the telephonic and/or written instructions of the following authorized representatives of Borrower:

Investment Adviser(s):	Cornelia McKenna	Telephone:	(410) 209-4555
		Email:	cmckenna@merctrust.com

	Bonnie Railey	Telephone:	(410) 209-4557
		Email:	brailey@merctrust.com

	Jennifer Vollmer	Telephone:	(410) 237-5106
		Email:	jvollmer@merctrust.com

Mercantile Funds Administration Two Hopkins Plaza Baltimore, MD 21201 Facsimile: (410) 209-4596

MERCANTILE FUNDS, INC. f/k/a
M.S.D. & T. Funds, Inc.

Date: August 21, 2003	By:	/s/ John J. Pileggi
Name: John J. Pileggi
Title: President

EXHIBIT 2.2(a)

FORM OF AMENDED AND RESTATED REVOLVING NOTE

AMENDED AND RESTATED REVOLVING NOTE

MERCANTILE FUNDS, INC.

Cincinnati, Ohio
$25,000,000	August 11, 2003

MERCANTILE FUNDS, INC., a Maryland corporation (the “Borrower”), for value received, hereby promises to pay to the order of FIFTH THIRD BANK (the “Bank”) at its offices, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, in lawful money of the United States of America and in immediately available funds, the principal sum of $25,000,000 or such lesser unpaid principal amount as may be advanced by Bank pursuant to the terms of the Revolving Credit Agreement dated as of April 29, 1999 as amended by the Renewal of Terms to Revolving Credit Agreement of even date herewith by and between Borrower and Bank, as same may be amended from time to time (the “Agreement”).

This Amended and Restated Revolving Note is issued upon surrender of and in exchange for certain promissory notes (the “Notes”) dated as of April 29, 1999 which were originally executed by each of the Funds, each in the amount of Twenty-Five Million 00/100 Dollars ($25,000,000.00). The issuance of this promissory note is for the purpose of consolidating the Notes executed by each of the Funds into one promissory note and shall not be construed as a novation or be construed in any manner as an extinguishment of the obligations arising under the Notes or to affect the priority of the security interests granted in connection with the Notes.

Borrower covenants that the funds borrowed by it from Bank as reflected on this Note shall be used solely on behalf of the Capital Opportunities Fund, Diversified Real Estate Fund, Equity Income Fund, Equity Growth Fund, Government Money Market Fund, Growth & Income Fund, Intermediate Tax-Exempt Bond Fund, International Equity Fund, Limited Maturity Bond Fund, Low Duration Bond Fund, Maryland Tax-Exempt Bond Fund, National Tax-Exempt Bond Fund, Prime Money Market Fund, Total Return Bond Fund, Tax-Exempt Money Market Fund, and as of September 30, 2003, the Low Duration Bond Fund (collectively, the “Funds”). Borrower further acknowledges that only securities held by Borrower for the Funds are or will be pledged by Borrower to Bank to secure such borrowing.

The principal balance hereof outstanding from time to time shall bear interest at the Federal Funds Rate in effect on the Business Day that the Loan is made plus one half of one percent (0.5%). Interest on each Loan will accrue daily, will be calculated based on a 360-day year and charged for the actual number of days elapsed. All outstanding principal and interest will be payable at 2:00 p.m. local Cincinnati time of the first Business Day following the making of any Loan hereunder. After the occurrence of an Event of Default, this Note shall bear interest (computed and adjusted in the same manner, and with the same effect, as interest hereon prior to maturity), at a rate per annum equal to two percent (2%) above the Prime Rate, until paid, and whether before or after the entry of judgment hereon.

Federal Funds Rate means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Bank on such day on such transactions as determined by the Bank.

“Prime Rate” means the rate of interest per annum announced to be its prime rate from time to time by Bank at its principal office in Cincinnati, Ohio, whether or not Bank shall at times lend to borrowers at lower rates of interest, or, if there is no such prime rate, then its base rate or such other rate as may be substituted by Bank for the prime rate.

The principal amount of each loan made by Bank and the amount of each prepayment made by Borrower shall be recorded by Bank on the schedule attached hereto or in the regularly maintained data processing records of Bank. The aggregate unpaid principal amount of all loans set forth in such schedule or in such records shall be presumptive evidence of the principal amount owing and unpaid on this Note. However, failure by Bank to make any such entry shall not limit or otherwise affect Borrower’s obligations under this Note or the Agreement.

This Note is the Note referred to in the Agreement, and is entitled to the benefits, and is subject to the terms, of the Agreement. The principal of this Note is prepayable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Agreement. Except as otherwise expressly provided in the Agreement, if any payment on this Note becomes due and payable on a day other than one on which Bank is open for business (a “Business Day”), the maturity thereof shall be extended to the next Business Day, and interest shall be payable at the rate specified herein during such extension period.

In no event shall the interest rate on this Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that Bank has received interest and other charges under this Note in excess of the highest permissible rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce the amounts due to Bank from Borrower under this Note, other than interest, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no such amounts outstanding, Bank shall refund to Borrower such excess.

Borrower and all endorsers, sureties, guarantors and other persons liable on this Note, if any, hereby waive notice of non-payment, demand, presentment or protest in connection with the delivery, performance and enforcement of this Note; consent to one or more renewals or extensions of this Note; and generally waive any and all suretyship defenses and defenses in the nature thereof.

This Note may not be changed orally, but only by an instrument in writing signed by both Borrower and Bank.

This Note is being delivered in, is intended to be performed in, shall be construed and enforceable in accordance with, and be governed by the laws of, the State of Ohio without regard to principles of conflict of laws. Borrower agrees that the State and federal courts in Hamilton County, Ohio or any other court in which Bank initiates proceedings have exclusive jurisdiction over all matters arising out of this Note, and that service of process in any such proceeding shall be effective if mailed to Borrower at its address described in the Notices section of the Agreement.

Each and every obligor hereunder authorizes any attorney of record to appear for them in any court of record in the state of Ohio, after this Note becomes due and payable whether by its terms or upon default, waive the issuance and service of process, and release all errors, and confess a judgment against them in favor of the holder of this Note, for the principal amount of this Note plus accrued and unpaid interest at the Note rate, together with court costs and attorneys’ fees. Stay of execution and all exemptions are hereby waived. If this Note is referred to any attorney for collection, and the payment is obtained without the entry of a judgment, the obligors shall pay to Holder its attorneys’ fees.

JURY WAIVER. BORROWER, AND ANY ENDORSER OR GUARANTOR HEREOF, WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Warrant of Attorney. Borrower authorizes any attorney of record to appear for it in any court of record in the State of Ohio, after maturity of this Note, whether by its terms or upon default, acceleration or otherwise, to waive the issuance and service of process, and release all errors, and to confess judgment against it in favor of Lender for the principal sum due herein together with interest, charges, court costs and attorneys’ fees. Stay of execution and all exemptions are hereby waived. If this Note or any Obligation is referred to an attorney for collection, and the payment is obtained without the entry of a judgment, the obligors shall pay to the holder of such obligations its attorneys’ fees.

[SIGNATURE PAGE FOLLOWS]

BORROWER AGREES THAT AN ATTORNEY WHO IS COUNSEL TO LENDER OR ANY OTHER HOLDER OF SUCH OBLIGATION MAY ALSO ACT AS ATTORNEY OF RECORD FOR BORROWER WHEN TAKING THE ACTIONS DESCRIBED ABOVE IN THIS PARAGRAPH. BORROWER AGREES THAT ANY ATTORNEY TAKING SUCH ACTIONS MAY BE PAID FOR THOSE SERVICES BY LENDER OR HOLDER OF SUCH OBLIGATION. BORROWER WAIVES ANY CONFLICT OF INTEREST THAT MAY BE CREATED BECAUSE THE ATTORNEY REPRESENTING SUCH ATTORNEY IS BEING PAID BY LENDER OR THE HOLDER OF SUCH OBLIGATION.

MERCANTILE FUNDS, INC. f/k/a
M.S.D. & T. FUNDS, INC.

By: /s/ John J. Pileggi
Name: John J. Pileggi
Title: President

STATE OF Maryland	)
) ss:
CITY OF Baltimore	)

BEFORE ME, a Notary Public, in and for said State, personally appeared John J. Pileggi, the President of Mercantile Funds, Inc. f/k/a M.S.D.&T. Funds, Inc., a Maryland corporation, who acknowledged that he did sign the foregoing instrument and that the same is his free act and deed as such officer and is the free act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this 21 day of August, 2003.

/s/ Judith Schaefer
Notary Public

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Principal Paid	Unpaid Principal Balance

EXHIBIT 2.2(b)

FORM OF AMENDED AND RESTATED PLEDGE

AND SECURITY AGREEMENT

AMENDED AND RESTATED PLEDGE

AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (“Agreement”), dated as of August 11, 2003 between MERCANTILE FUNDS, INC., a Maryland Corporation formerly known as M.S.D.&T. Funds, Inc. (the “Pledgor”) and FIFTH THIRD BANK, an Ohio banking corporation (“Pledgee”).

W I T N E S S E T H:

WHEREAS, Pledgor and Pledgee have previously entered into the Custody Agreement by and between the Custodian and Borrower dated as of April 1, 2003, as may be amended from time to time (the “Custody Agreement”) pursuant to which Pledgee holds securities as custodian for Pledgor on behalf of the following: Capital Opportunities Fund, Diversified Real Estate Fund, Equity Income Fund, Equity Growth Fund, Government Money Market Fund, Growth & Income Fund, Intermediate Tax-Exempt Bond Fund, International Equity Fund, Limited Maturity Bond Fund, Maryland Tax-Exempt Bond Fund, National Tax-Exempt Bond Fund, Prime Money Market Fund, Total Return Bond Fund, and Tax-Exempt Money Market Fund (the “Original Funds”), all as more fully set forth in the Custody Agreements; and

WHEREAS, contemporaneously with the execution of this agreement, on behalf of the Funds, Pledgor is executing a Renewal of Terms to Revolving Credit Agreement (the “Renewal”) that, among other things, renews and amends the Revolving Credit Agreement dated as of April 29, 1999 (as amended, the “Loan Agreement”) to include two additional funds, the Capital Opportunities Fund, the International Equity Fund, and as of September 30, 2003, the Low Duration Bond Fund (the “Additional Funds”) (the Original Funds and the Additional Funds are referred to collectively as the “Funds”); and

WHEREAS, contemporaneously with the execution of this agreement, on behalf of the Funds, Pledgor is issuing to Pledgee the Amended and Restated Revolving Note in the principal amount of $25,000,000.00 (the “Note”) in connection with the execution on the date hereof by Pledgor of the Loan Agreement; and

WHEREAS, Pledgee is unwilling to execute the Renewal until this Agreement is executed and delivered by Pledgor whereby Pledgor is agreeing to pledge certain securities owned by each borrowing Fund to secure borrowings incurred by Pledgor on behalf of each particular borrowing Fund under the Loan Agreement and as reflected in the Note.

NOW, THEREFORE, in consideration of the premises and to induce Pledgee to agree to execute the Loan Agreement, it is agreed as follows:

1. Secured Obligations. “Obligation(s)” means all loans, advances, indebtedness and other obligations of Pledgor owed to Pledgee under the Loan Agreement, as the same may be amended from time to time hereafter, of every description whether now existing or hereafter arising and whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, secured or unsecured, and all expenses incurred by Pledgee under this Agreement or any other document or instrument related thereto.

2. Pledge. The Pledgor pledges, mortgages, assigns, transfers, delivers, deposits, sets over and confirms as a first priority pledge to the Pledgee and its successors and assigns, with full power and discretion as hereinafter provided, the Securities (as defined below) now or at any time held or controlled by Pledgee pursuant to the Custody Agreement or by any third party, whether or not acting on behalf of the Pledgee, as collateral security for payment and performance by the Pledgor of the Obligations.

The Pledgor acknowledges and agrees that so long as this Agreement is in effect, the Pledgee is holding physical possession and/or control of the Securities for the purpose of perfecting its security interest in the Securities, as well as for the purposes set forth in the Custody Agreement.

“Securities” shall include, without limitation, whether certificated or uncertificated, those common and preferred stocks, bonds, call options, put options, debentures, notes, bank certificates of deposit, banker’s acceptances, mortgage backed securities, U.S. Treasury Securities, money market instruments or other obligations, repurchase agreements and the underlying collateral, certificates, receipts, warrants, securities entitlements, securities accounts or other investment property, instruments or documents, all as owned by the Pledgor and as identified on the Report of Pledged Securities (as defined in the Loan Agreement and in the form attached as Appendix B thereto) and incorporated herein by reference (which Report of Pledged Securities shall be amended from time to time and such amendments are incorporated herein by reference), and all additions to the securities identified on the Report of Pledged Securities. Securities shall also include any rights or other interests therein to receive, purchase or subscribe for any of the foregoing and all investments and rights therein. The collateral value of the Securities shall be calculated in accordance with the procedures set forth in the Report of Pledged Securities on the date the Loan is made and the Securities shall be selected in accordance with the priorities listed on the Report of Pledged Securities.

3. Representations and Warranties. The Pledgor represents and warrants to the Pledgee that:

(a) As of the date of each Loan, the Pledgor will be the sole beneficial owner of the Securities free and clear of any security interest, pledge, or other lien or encumbrance (collectively, “Lien”) thereon or affecting the title thereto, except for Liens to Pledgee and Liens of governmental entities which secure amounts not at the time due and payable and which are imposed by law without the consent of Pledgor;

(b) Pledgor has the right and requisite authority to pledge, mortgage, assign, transfer, deliver, deposit, set over, grant a security interest in and confirm the Securities to the Pledgee as provided herein as provided in the Pledgor’s Prospectus;

(c) Pledgor has obtained all permits, consents, approvals, authorizations or other orders of any person, corporation, partnership, trust, governmental entity, or other entity required for the execution and delivery of this Agreement or the delivery of the Securities to the Pledgee as provided herein; and

(d) Pledgor has good and marketable title to the Securities, and the Liens granted to the Pledgee pursuant to this Agreement are fully perfected first priority Liens in and to the Securities assuming that the Pledgee has physical possession and/or control of the Securities as set forth in Section 2 and that Pledgee makes and continues such UCC-1 financing statement filings as are necessary to perfect Pledgee’s security interest in the Securities.

The representations and warranties set forth in this Section 3 shall survive the execution and delivery of this Agreement and shall be deemed to have been made anew upon the making of each Loan pursuant to the Loan Agreement.

4. Covenants. The Pledgor covenants and agrees that until payment in full of all the Obligations:

(a) Without the prior written consent of the Pledgee, it will not mortgage, pledge or otherwise encumber any of Pledgor’s rights in or to the Securities or any unpaid dividends or other distributions or payments with respect thereto, or grant a Lien in any of the above; and

(b) The Pledgor, at Pledgor’s expense, will obtain, execute, acknowledge and deliver all such instruments and take all such action necessary (or as the Pledgee from time to time may reasonably request) in order to ensure the Pledgee shall have and retain the benefits of the first priority Lien in the Securities intended to be created by this Agreement, including without limitation the delivery of all notices and the procurement of all acknowledgments and/or control agreements as may be required by Article 8 and/or Article 9 of the Uniform Commercial Code, as adopted by the applicable jurisdiction and as amended from time to time.

5. Control of Securities.

(a) Except as provided in this Agreement, the Pledgor shall have the rights provided to it in the Custody Agreement. The Pledgor shall have the right, from time to time, to vote and give consents with respect to the Securities for all purposes not inconsistent with the provisions of this Agreement or the Custody Agreement. Notwithstanding anything else set forth in this Agreement, in the event of a conflict between this Agreement and the Custody Agreement, the provisions of this Agreement shall control.

(b) If an Event of Default shall have occurred, the Pledgee (itself or through an agent) is hereby authorized and empowered, at its election, to transfer and register in its name or in the name of its nominee the whole or any part of the Securities to collect and receive all cash dividends and other distributions made thereon, to sell in one or more sales, but without any previous notice or advertisement, the whole or any part of the Securities and to otherwise act with respect to the Securities as though the Pledgee was the outright owner thereof. In the event that the value of the Securities pledged by Pledgor is insufficient to pay the outstanding Obligations in full, Pledgee may execute in Pledgor’s name a Report of Pledged Securities granting to Pledgee a security interest in additional securities owned by Pledgor in an amount equal to the unpaid balance of the Obligations. If the Pledgee should so execute a Report of Pledged Securities in Pledgor’s name, the Pledgee shall promptly send a copy of such Report of Pledged Securities to the Pledgor by facsimile transmission at the number specified pursuant to Section 11 of this Agreement. In the event that the Pledgor has pledged any of the Securities identified on such Report of Pledged Securities to any other party, the Pledgor shall promptly notify the Pledgee in writing and Pledgee may substitute other securities of the Pledgor in place thereof. The Pledgor hereby irrevocably constitutes and appoints the Pledgee as the proxy and attorney-in-fact of the Pledgor, with full power of substitution to do so; provided, however, the Pledgee shall not have any duty to exercise any such right or to preserve the same and shall not be liable for any failure to do so for any delay in doing so. Except as provided in the Authorization Letter (as defined in the Loan Agreement), the Pledgee hereby agrees that it shall not exercise any of the powers granted in this Section 5(b) unless an Event of Default (as defined in Section 6) has occurred.

(c) All dividends and other distributions in respect of any of the Securities, whenever paid or made, shall be delivered to the Pledgee as contemplated by the Custody Agreement and held by the Pledgee subject to the Lien created by this Agreement.

6. Events of Default. The following shall each constitute an “Event of Default” under this Agreement:

(a) The occurrence of an Event of Default under the terms of the Loan Agreement or the Note;

(b) Failure by the Pledgor to observe and perform any covenant, condition, or agreement on the Pledgor’s part to be observed or performed under this Agreement; or

(c) Failure of any representation or warranty of the Pledgor contained in this Agreement to be true when given.

7. Remedies.

(a) If an Event of Default shall occur and be continuing, then or at any time thereafter, and in addition to the rights and remedies of Pledgee pursuant to the terms and provisions of the Loan Agreement and the Note, the Pledgee (itself or through an agent) is hereby authorized and empowered at its election, to exercise the voting rights with respect to the Securities, to sell in one or more sales after seven days’ notice (which notice the Pledgor agrees is commercially reasonable) but without any previous notice or advertisement, the whole or any part of the Securities. Any sale may be either for cash or upon credit or for future delivery at such price as the Pledgee may deem fair, and the Pledgee may be the purchaser of the whole or any part of the Securities so sold and hold the same thereafter in its own right free from any claim of the Pledgor or any right of redemption. Each sale shall be made to the highest bidder, but the Pledgee reserves the right to reject any and all bids at such sale which, in its sole discretion, it shall deem inadequate. Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of the Pledgee.

(b) If, at the original time or times appointed for the sale of the whole or any part of the Securities, the highest bid, if there be but one sale, shall be inadequate to discharge in full all the Obligations, or if the Securities be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to the Pledgee, in its discretion, the unlikelihood of the proceeds of the sales of all of the Securities being sufficient to discharge all the Obligations, the Pledgee may, on one or more occasions, postpone any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; provided, however, that any sale or sales made after such postponement shall be after seven days’ notice to the Pledgor.

(c) In the event of any sale(s) hereunder the Pledgee shall, after deducting all costs or expenses of every kind (including, to the full extent permitted by law, reasonable attorney’s fees and disbursements) for care, safekeeping, collection, sale, delivery or otherwise, apply the residue of the proceeds of the sale(s) to the payment or reduction, either in whole or in part, of the Obligations returning the surplus, if any, to the Pledgor.

(d) If, at any time when the Pledgee shall determine to exercise its right to sell the whole or any part of the Securities hereunder, such Securities or the part thereof to be sold shall not be effectively registered, for any reason whatsoever, under the Securities Act of 1933, as then in effect (or any similar statute then in effect) (the “Securities Act”), the Pledgee may, in its discretion (subject only to applicable requirements of law), sell such Securities or part thereof by private sale in such manner and under such circumstances as the Pledgee may deem necessary or advisable, but subject to the other requirements of this Section 7, and shall not be required to effect such registration or to cause the same to be effected. Without limiting the generality of the foregoing, in any such event the Pledgee in its discretion (a) may proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Securities or part thereof could be or shall have been filed under said Securities Act (or similar statute), (b) may approach and negotiate with a single possible purchaser to effect such sale, and (c) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Securities or part thereof. In addition to a private sale as provided above in this Section 7, if any of the Securities shall not be freely distributable to the public without registration under the Securities Act (or similar statute) at the time of any proposed sale pursuant to this Section 7, then the Pledgee shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions (i) as to the financial sophistication and ability of any person permitted to bid or purchase at sale, (ii) as to the content of legends to be placed upon any certificates representing the Securities sold in such sale, including restrictions on future transfer thereof, (iii) as to the representations required to be made by each person bidding or purchasing at such sale relating to that person’s access to financial information about the Pledgor and such person’s intentions as to the holding of the Securities so sold for investment, for its own account, and not with a view to the distribution thereof, and (iv) as to such other matters as the Pledgee may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with laws affecting the enforcement of creditors’ rights and the Securities Act and all applicable state or other jurisdictions’ securities laws.

(e) The Pledgor acknowledges that any sale under the circumstances described in this Section 7 shall be deemed to have been held in a manner which is commercially reasonable. In the event of any such sale under the circumstances described in this Section 7, the

Pledgee shall incur no responsibility or liability for selling all or any part of the Securities at a price which the Pledgee may deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sales were deferred until after registration as aforesaid.

(f) The Pledgor agrees that it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Securities or the possession thereof by any purchaser at any sale hereunder, and the Pledgor waives the benefit of all such laws to the extent it lawfully may do so. The Pledgor agrees that it will not interfere with any right, power and remedy of the Pledgee provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Pledgee of any one or more of such rights, powers or remedies. No failure or delay on the part of the Pledgee to exercise any such right, power or remedy and no notice or demand which may be given to or made upon the Pledgor by the Pledgee with respect to any such remedies shall operate as a waiver hereof, or limit or impair the Pledgee’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against the Pledgor in any respect.

8. Waiver.

(a) Pledgor waives any right to require Pledgee to: (a) proceed against or exhaust any security held for the Obligations, or (b) pursue any other remedy in Pledgee’s power whatsoever. Pledgor hereby waives notice of acceptance of this Agreement, and also presentment, demand, protest and notice of dishonor of any and all of the Obligations, and promptness in commencing suit against any party thereto or liable thereon, and in giving notice to or of making any claim or demand hereunder upon the Pledgor.

(b) No delay on the Pledgee’s part in exercising any power of sale, lien, option or other right hereunder, and no notice or demand which may be given to or made upon the Pledgor by the Pledgee with respect to any power of sale, lien, option or other right hereunder, shall constitute a waiver thereof, or limit or impair the Pledgee’s right to take any action or to exercise any power of sale, lien, option, or any other right hereunder, without notice or demand, or prejudice the Pledgee’s rights as against the Pledgor in any respect. No act or omission of any kind on Pledgee’s part shall in any event affect or impair this Agreement.

9. Indemnification. The Pledgor agrees to indemnify and hold the Pledgee harmless from and against any taxes, liabilities, claims and damages, including reasonable attorney’s fees and disbursements, and other expenses incurred or arising by reason of the taking or the failure to take action by the Pledgee, in good faith, under this Agreement and in respect of any transactions effected in connection with this Agreement, including, without limitation, any taxes payable in connection with the delivery or registration of any of the Securities as provided herein. The obligations of the Pledgor under this Section shall survive the termination of this Agreement.

10. Recourse. The Obligations of the Borrower with respect to any Loan (as the terms “Borrower” and “Loan” are defined in the Loan Agreement) to a particular Fund is several and not joint with any other Fund of the Borrower and recourse is only to the assets of the borrowing Fund. Accordingly, the principal amount of the Loan and accrued interest thereon and any fees or additional amounts payable in connection with or relating to such Loan pursuant to the Loan Agreement shall be paid or repaid solely from the assets of the borrowing Fund and the Bank shall have no right or recourse or offset against the assets of any other Fund of the Borrower.

11. Miscellaneous.

(a) The Pledgor agrees to promptly reimburse Pledgee for actual out-of-pocket expenses, including, without limitation, reasonable counsel fees, incurred by the Pledgee in connection with the enforcement of this Agreement and/or the Note and/or the Loan Agreement; provided, however, that this Section 11(a) shall not be construed as granting the Pledgee a security interest in any Securities for the purpose of paying such counsel fees.

(b) This Agreement shall be binding upon the Pledgor and the Pledgor’s assigns, and shall inure to the benefit of, and be enforceable by, the Pledgee and its successors, transferees and assigns. None of the terms or provisions of this Agreement may be waived, altered, modified or amended except in writing duly signed for and on behalf of the Pledgee and the Pledgor.

12. Notices. Any notices under or pursuant to this Agreement shall be deemed duly sent when delivered by hand or when mailed by registered or certified mail, return receipt requested and addressed as follows:

(a)	If to Pledgee:

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio 45263
Attention: Commercial Loan Department

with a copy to:

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio 45263
Attention: Mutual Fund Services Department

(b)	If to Pledgor:

Mercantile Funds, Inc.
Two Hopkins Plaza
Baltimore, Maryland 21203
Attention: Bonnie Railey

Either party may change such address by sending notice of the change to the other party.

13. Counterparts. This Agreement may be executed in any number of counterparts, which shall, collectively and separately, constitute one agreement.

14. Governing Law; Jurisdiction. All acts and transactions hereunder and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Ohio. Pledgor agrees that the state and federal courts in Hamilton County, Ohio or any other court in which Pledgee initiates proceedings have exclusive jurisdiction over all matters arising out of this Agreement, and that service of process in any such proceeding shall be effective if mailed to Pledgor at its address described in the Notices section of this Agreement. PLEDGEE AND PLEDGOR HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Pledge and Security Agreement to be duly executed as of the date first above written.

FIFTH THIRD BANK, Pledgee

By:	/s/ Jennifer Schwartz
Name: Jennifer Schwartz
Title: Assistant Vice President

MERCANTILE FUNDS, INC., Pledgor

By:	/s/ John J. Pileggi
Name: John J. Pileggi
Title: President

EXHIBIT 2.2(c)

FORM OF AMENDED AND RESTATED AUTHORIZATION LETTER

August 11, 2003

Fifth Third Bank

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Ladies and Gentlemen:

This letter will serve as a notification that Mercantile Funds, Inc. (the “Borrower”) and Mercantile Capital Advisors, Inc. (“Investment Adviser”) have the power and authority to request and enter into borrowings on behalf of the Capital Opportunities Fund, Diversified Real Estate Fund, Equity Growth Fund, Equity Income Fund, Government Money Market Fund, Growth & Income Fund, Intermediate Tax-Exempt Bond Fund, International Equity Fund, Limited Maturity Bond Fund, Maryland Tax-Exempt Bond Fund, National Tax-Exempt Bond Fund, Prime Money Market Fund, Tax-Exempt Money Market Fund, Total Return Bond, and, as of September 30, 2003, the Low Duration Bond Fund, each of which is a separate investment portfolio of the Borrower (collectively, the “Funds”) pursuant to that certain Revolving Credit Agreement between the Borrower and Fifth Third Bank dated as of even date herewith (“Revolving Credit Agreement”). The Investment Adviser is the Investment Adviser for the Borrower registered under the Investment Advisers Act of 1940 with SEC registration number 801-60093.

The Borrower and the Investment Adviser hereby expressly authorize Fifth Third Bank through its Mutual Fund Services Department (the “Custodian”) as the Borrower’s designated representative on behalf of the Funds, without any further oral or written instruction, (a) to request advances from Fifth Third Bank through its Commercial Loan Department (the “Lender”) under the Revolving Credit Agreement for the purposes set forth therein on each occasion where any borrowing Fund has daily cash needs in excess of the amount of cash then available in the borrowing Fund’s Trust Custody Account, and (b) to immediately apply when available the cash held by the Custodian on behalf of the borrowing Fund to the repayment of principal and interest of the amounts due by the borrowing Fund under the Revolving Credit Agreement.

The Borrower and the Investment Adviser hereby acknowledge and agree that certain securities of each Fund are to be pledged as security for any and all advances made to each specific Fund under the Revolving Credit Agreement pursuant to the terms of the Pledge and Security Agreement to be entered into between the Lender and the Borrower (the Pledge Agreement”) and upon the delivery of a Report of Pledged Securities to the Lender. The Borrower and the Investment Adviser hereby authorize and direct the Custodian to execute on behalf of each borrowing Fund, a Report of Pledged Securities granting to the Lender a security interest in securities owned by the borrowing Fund in an amount equal to the Loan.

The Borrower and the Investment Adviser further authorize and direct the Custodian to select securities to be pledged in order of priority as set forth in Section 2 of the Report of Pledged Securities and, within each priority category, to pledge securities in alphabetical order as listed on the Asset Acquisition Ledger prepared by the Custodian from time to time pursuant to the Custody Agreement between the Borrower and the Custodian.

Notwithstanding the authority granted to the Custodian in this Authorization Letter, the Borrower and the Investment Adviser shall be at all times responsible for ensuring that the borrowings made by each Fund under the Revolving Credit Agreement do not violate The Investment Company Act of 1940 (the “1940 Act”) or any of the rules and regulations thereunder. Each Fund shall from time to time promptly inform the Custodian of any applicable limitations, restrictions and/or prohibitions on borrowings by the particular Fund.

Nothing in this Authorization Letter shall obligate the Custodian to request any advances under the Revolving Credit Agreement. To the extent that the Custodian takes any actions contemplated by this Authorization Letter, the Custodian shall be held to the exercise of reasonable care and shall be without liability to the borrowing Fund for any loss, damage, cost, expense (including attorneys’ fees and disbursements), liability or claim unless arising from the gross negligence, bad faith or willful misconduct of the Custodian. The Custodian shall not be under any obligation at any time to ascertain whether any Fund is in compliance with the 1940 Act, the rules and regulations thereunder, any other laws, rules or regulations applicable to the any Fund, the provisions of the any Fund’s charter documents or by-laws, or any Fund’s investment objectives and policies as then in effect.

Nothing contained in this Agreement shall be deemed to modify or amend the Custody Agreement in effect between the Custodian and the Borrower. The obligations and liabilities of the Lender and the Borrower shall be as set forth in the Revolving Credit Agreement and related loan documents.

The Borrower and the Investment Adviser hereby expressly authorize the Lender to act upon the oral and/or written instructions of the Custodian as the Funds’ authorized designated representative, in making advances to any of the Funds under the Revolving Credit Agreement. The authorizations and designations set forth in this Authorization Letter shall remain in force as to the Funds until delivery to the Custodian and the Lender of written notice by Borrower revoking such authorizations and designations.

Sincerely yours,

MERCANTILE FUNDS, INC.

By:	/s/ John J. Pileggi
Name: John J. Pileggi
Title: President

MERCANTILE CAPITAL ADVISORS, INC.

By:	/s/ John J. Pileggi
Name: John J. Pileggi
Title: President

EXHIBIT 2.3(a)

REQUIRED REPRESENTATIONS AND WARRANTIES

FOR OFFICER’S CERTIFICATE OF BORROWER

The Officer’s Certificate to be submitted to the Bank by an officer of the Borrower, pursuant to Section 2.3(a) of the Renewal, shall contain the following representations and warranties:

1.	The Borrower is a Maryland corporation duly organized validly existing and in good standing under the laws of the State of Maryland having power and authority to execute and deliver and to perform its obligations under the Renewal.

2.	The execution and delivery of the Renewal by the Borrower and the performance of its obligations thereunder have been duly authorized by all necessary action of the Borrower, and the Renewal has been duly executed and delivered by the Borrower and are the valid and binding obligations of the Borrower enforceable in accordance with their respective terms.

3.	The execution and delivery of the Renewal by the Borrower and the performance by the Borrower and/or by the Borrower’s authorized representatives of their respective obligations thereunder do not violate or constitute on the part of the Borrower a breach of or default under the Borrower’s Articles of Incorporation, any existing law or regulation, or any court order or consent decree to which the Borrower is subject, or, to our knowledge, any agreement, indenture, note, mortgage or other obligation or instrument to which the Borrower is a party or to which it may be bound.

4.	The execution and delivery of the Renewal by the Borrower and the performance by the Borrower and/or by the Borrower’s authorized representatives of their respective obligations thereunder do not violate The Investment Company Act of 1940, as amended (the “1940 Act”), or any of the rules and regulations promulgated thereunder.

5.	There is not pending or, to the best of our knowledge, threatened any material action, suit, proceeding or investigation before or by any court, administrative agency or public board or body against the Borrower or its properties.

6.	The execution and delivery by the Borrower of the Renewal and the performance by the Borrower and/or by the Borrower’s authorized representatives of their respective obligations thereunder are not subject to any authorization, consent, approval or review by any governmental body or regulatory authority not heretofore obtained or effected, except to the extent that any UCC filings may be required to be filed pursuant to the Renewal.

EXHIBIT 2.3(b)

MERCANTILE FUNDS, INC.

CERTIFICATE OF BORROWER

re: $25,000,000.00 Financing

From Fifth Third Bank

The undersigned does hereby certify that he is the duly elected, qualified and acting Secretary of Mercantile Funds, Inc., a Maryland corporation (the “Borrower”), and the undersigned does hereby further certify as follows:

1.	Attached hereto, marked Attachment A, is a true and correct copy of the current Articles of Incorporation, as in effect on the date hereof certified by the Secretary of State of Maryland.

2.	Attached hereto, marked Attachment B, is a true and correct copy of the Bylaws of Borrower, as in effect on the date hereof.

3.	The following persons are the duly elected officers of Borrower, holding the office set forth opposite their respective names. Each officer who has executed or will execute any documents in connection with this loan transaction has set forth his true and customary signature opposite his name:

Name	Title	Signature
John J. Pileggi	President	/s/ John J. Pileggi

Kevin McCreadie	Executive Vice President	/s/ Kevin A. McCreadie

Cornelia H. McKenna	Vice President	/s/ Cornelia H. McKenna

Jennifer E. Vollmer	Secretary	/s/ Jennifer E. Vollmer

Bonnie C. Railey	Treasurer	/s/ Bonnie C. Railey

4.	Each officer whose personal signature appears above has been duly authorized by resolution of the board of directors of Borrower to execute any and all instruments or documents that he or she may deem necessary or appropriate in connection with this loan transaction.

5.	Borrower is in good standing in the state of its formation. Attached hereto, marked Attachment C, is a long-form certificate of good standing issued within the past 30 days by the Secretary of State of Maryland.

IN WITNESS WHEREOF, the undersigned hereby certifies the above to be true and has executed this certificate this 21 day of August, 2003.

/s/ Jennifer E. Vollmer
Jennifer E. Vollmer, Secretary

The undersigned does hereby certify that he is the President of Borrower, and does further certify that Jennifer E. Vollmer is the Secretary of Borrower, and that her signature set forth above is her true and customary signature.

/s/ John J. Pileggi
John J. Pileggi, President

EXHIBIT 3.7

Specific Representations

1. The exact legal name of Borrower is: Mercantile Funds, Inc.

2. If Borrower has changed its name since it was established, its past legal names were: M.S.D. & T. Funds, Inc.

3. Borrower uses in its business and owns the following trade names: N/A.

4. Borrower was formed on March 7, 1989, under the laws of the State of Maryland and is in good standing under those laws.

5. Borrower has its chief executive office and principal place of business at: Two Hopkins Plaza, Baltimore, Maryland 21201. Borrower maintains all of its records with respect to its Accounts at the addresses listed on Annex I hereto.

6. Borrower also has places of business at: N/A.

7. No securities owned by Borrower are located at any other place, nor were they located at any other place within the past four months, except as held by Fifth Third Bank, as custodian, and by the agents and sub-custodians of Fifth Third Bank.

8. In the past five years Borrower has never maintained its chief executive office or principal place of business or records with respect to accounts, nor owned personal property, at any locations except those set forth above and except as noted in Annex II hereto.

9. The various Funds operated by Borrower are: Capital Opportunities Fund, Diversified Real Estate Fund, Equity Income Fund, Equity Growth Fund, Government Money Market Fund, Growth & Income Fund, Intermediate Tax-Exempt Bond Fund, International Equity Fund, Limited Maturity Bond Fund, Maryland Tax-Exempt Bond Fund, National Tax-Exempt Bond Fund, Prime Money Market Fund, Total Return Bond Fund, and Tax-Exempt Money Market Fund. As of September 30, 2003, the Borrower shall commence to operate a new fund called the Low Duration Bond Fund.

10. If the name of any Fund has been changed since it was formed, its past names are: Growth & Income Fund was formerly know as the Value Equity Fund and Limited Maturity Bond Fund was formerly known as the Intermediate Fixed Income Fund.

ANNEX I

TO EXHIBIT 3.7

Location of Borrower’s Accounts and Records.

All accounts, books, and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules thereunder are maintained at the offices of:

Mercantile Capital Advisors, Inc.

Mutual Fund Administration

Two Hopkins Plaza

Baltimore, MD 21201

(records relating to its function as investment adviser and administrator including, Borrower’s Articles of Incorporation, Bylaws and minute books)

Delaware Management Company

2005 Market Street

Philadelphia, PA 19103-7094

(records relating to its function as sub-adviser to Registrant’s Capital Opportunities Fund)

Boyd Watterson Asset Management Company, LLC

1801 East 9th Street, Suite 1400

Cleveland, OH 44114

(records relating to its function as sub-adviser to Registrant’s Limited Maturity Bond Fund and Total Return Bond Fund and Low Duration Bond Fund as of September 30, 2003)

Morgan Stanley Investment Management Limited

1221 Avenue of the Americas

New York, NY 10020

                        and

25 Cabot Square

Canary Wharf

London E14 4QA UK

(records relating to its function as sub-advisor to Borrower’s International Equity Fund

Julius Baer Investment Management, Inc.

330 Madison Avenue

New York, NY 10017

                        and

London Branch

Bevis Marks House

Bevis Marks

London

EC3A 7 NE

UK

(records relating to its function as sub-advisor to Registrant’s International Equity Fund)

Fifth Third Bank

Fifth Third Center

Cincinnati, OH 45263

(records relating to its function as custodian)

BISYS Fund Services Ohio, Inc.

3435 Stelzer Road

Columbus, OH 43219-3035

(records relating to its function as fund accounting agent, transfer agent and dividend disbursing agent)

BISYS Fund Services Limited Partnership

3435 Stelzer Road

Columbus, OH 43219-3035

(records relating to its function as distributor)

ANNEX II

TO EXHIBIT 3.7

Prior to approximately September 1995, the records maintained by BISYS Fund Services Ohio, Inc. relating to its function as fund accounting agent and by BISYS Fund Services Limited Partnership relating to its function as distributor were located at 1900 East Dublin-Granville Road, Columbus, Ohio 43229.

Prior to March 19, 1996, Dunedin Fund Managers Ltd. served as sub-adviser to the International Equity Fund and maintained the records relating to such function at Dunedin House, 25 Ravelston Terrace, Edinburgh, Scotland EH4 3EX.

Prior to approximately January 1998, the records currently maintained by BlackRock International, Ltd. at its New York address relating to its function as sub-adviser to the International Equity Fund were located at 125 South Wacker Drive, Suite 300, Chicago, Illinois 60606.

Prior to January 26, 2001 BlackRock International Ltd. Served as sub-adviser to the International Equity Fund and maintained the records relating to such function at 345 Park Avenue, New York, NY 10137 and 7 Castle Street, Edinburgh, Scotland EH3 3AM.

Prior to August 23, 1999, State Street Bank and Trust Company served as transfer agent and dividend disbursing agent to the Funds and maintained the records relating to such functions at 1776 Heritage Drive, North Quincy, MA 02171.

Prior to April 1, 2003, State Street Bank served as custodian to the International Equity Fund and maintained the records relating to such function at 1776 Heritage Drive, North Quincy, MA 02171.